UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2004

MAYOR’S JEWELERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-9647	59-2290953

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14051 Northwest 14th Street
Sunrise, Florida 33323
(Address of principal executive offices)

954-846-8000
(Registrant’s telephone number, including area code)

Item 5. Other Events.

     In January 2004, Henry Birks & Sons Inc. (“Birks”), the controlling stockholder of Mayor’s Jewelers, Inc. (the “Company”), asked the Company to consider paying an early payment of the cumulative dividends earned by Birks on its Company Series A Convertible Preferred Stock (the “Series A Preferred”) which approximated $2,185,755 through February 28, 2004. This request was made in order to assist Birks in the renewal of its current bank facility, which is due for renewal in July 2004, and for other general financing needs. As an inducement to pay the dividends early, Birks originally proposed that it absorb certain incremental costs related to the early dividend payment including, lender commitment fees, origination fees, legal fees, and accounting fees, and a reduction in the amount of any future dividend payments to Birks by the amount of interest incurred by the Company as a result of any amounts the Company would have to borrow to fund the payment. In addition, Birks also proposed that the dividend rate on the Series A Preferred be lowered for all future dividend payments from $95 per share to $80 per share per annum, resulting in a savings in cumulative dividends of approximately $225,750 annually.

     In January 2004, the Company formed a committee of independent directors of its Board (the “Committee”) to evaluate Birks’ request. The Committee retained an investment banking firm, Capitalink, L.C. (“Capitalink”) to perform certain analyses of the structure of the proposed transaction.

     The Company determined, because of certain filing requirements under Delaware law, that in order to effectuate the payment of an early dividend it would have to issue a new series of preferred stock to Birks in exchange for its shares of Series A Convertible Preferred Stock (the “Exchange”). The Company also determined that it would have to borrow funds from Back Bay Capital Funding LLC (“Back Bay”) to pay the dividend,(the “Loan”), of approximately $2,185,755 on the newly created series of preferred stock (“the Dividend”). After extensive discussions, negotiations, deliberations, and considerations, the Committee unanimously recommended to the Board that it was in the best interests of the Company to approve the Exchange, the payment of the Dividend, and the Loan (collectively, the “Transaction”). On February 20, 2004, a majority of the Board of Directors of the Company approved the Transaction.

     On February 20, 2004, the Company issued a newly created Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”) to Birks in exchange for its shares of Series A Preferred. The Series A-1 Preferred is substantially identical to the Series A Preferred, with the exception of certain changes primarily to the provisions regarding the payment of dividends, future dividend rates, and the conversion rate. The Company entered into an Exchange Agreement whereby each share of Series A Preferred was exchanged for one share of Series A-1 Preferred.

     In connection with the Exchange, Birks agreed to (a) reimburse the Company in full for all Transaction expenses, (b) reduce the dividend rate from $95 per share to $80 per share per annum on the Series A-1 Preferred; and (c) waive the dividend for one year on the Series A-1 Preferred. Capitalink advised the Committee that this waiver of one year of dividends equated to a net savings to the Company of approximately $920,000 since the Company would have to pay interest on the Loan of approximately $280,000. Additionally, if Birks decides to convert its Series A-1 Preferred into common stock in the next year, the conversion rate will be decreased so that the Company receives the value of the waived dividend, on a pro rata basis. If the Company decides to acquire the Series A-1 Preferred in the next year, Birks will pay the Company a cash payment equal to the pro rata value of the waived dividend.

     In connection with the Transaction, the Company received an opinion of Delaware counsel that the declaration and payment of the Dividend would not contravene Section 170 of the Delaware General Corporation Law, and an opinion from Capitalink that the Transaction was fair, from a financial point of view, to the minority stockholders of the Company. The Company also received various other analyses from Capitalink.

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     On February 20, 2004, the Company evidenced the Loan by entering into that certain Third Amendment to Revolving Credit, Tranche B Loan and Security Agreement, Limited Waiver and Consent (the “Amended Credit Agreement”), dated as of February 20, 2004, by and among Fleet Retail Group Inc., GMAC Commercial Finance, LLC, Back Bay Capital Funding LLC, the domestic subsidiaries of the Company and the Company. The Amended Credit Agreement provides for, among other things, effectively increasing the term loan by $2 million; modifying the calculation of the credit facilities borrowing formula so as to fully permit the payment of the Dividend without negatively impacting the availability of borrowings under the Company’s credit facility or otherwise create a material adverse effect on the Company’s liquidity; and adjusting the borrowing base to provide for the inclusion of the Company’s accounts receivable, up to a maximum of $3 million.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits.

4.1	Certificate of Designation of Series A-1 Convertible Preferred Stock.

10.1	Exchange Agreement, dated February 20, 2004, between the Company and Birks.

10.2	Amended and Restated Registration Rights Agreement, dated February 25, 2003, between the Company and Birks.

10.3	Amendment to Amended and Restated Registration Rights Agreement, dated February 20, 2004, between the Company and Birks.

10.4	Letter Agreement dated February 20, 2004 between the Company and Birks.

10.5	Third Amendment to Revolving Credit, Tranche B Loan and Security Agreement, Limited Waiver and Consent, dated as of February 20 2004, by and among Fleet Retail Group Inc., GMAC Commercial Finance, LLC, Back Bay Capital Funding LLC, and the Domestic Subsidiaries of the Company and the Company.

10.6	Opinion of Richards, Layton & Finger, P.A.

10.7	Fairness Opinion of Capitalink, L.C.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Mayor’s has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYOR’S JEWELERS, INC.
	By:	/s/ John D. Ball
		Name:	John D. Ball
Dated: March 4, 2004		Title:	Senior Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit	Description of Exhibit
4.1	Certificate of Designation of Series A-1 Convertible Preferred Stock.

10.1	Exchange Agreement, dated February 20, 2004, between the Company and Birks.

10.2	Amended and Restated Registration Rights Agreement, dated February 25, 2003, between the Company and Birks.

10.3	Amendment to Amended and Restated Registration Rights Agreement, dated February 20, 2004, between the Company and Birks.

10.4	Letter Agreement dated February 20, 2004 between the Company and Birks.

10.5	Third Amendment to Revolving Credit, Tranche B Loan and Security Agreement, Limited Waiver and Consent, dated as of February 20 2004, by and among Fleet Retail Group Inc., GMAC Commercial Finance, LLC, Back Bay Capital Funding LLC, and the Domestic Subsidiaries of the Company and the Company.

10.6	Opinion of Richards, Layton & Finger, P.A.

10.7	Fairness Opinion of Capitalink, L.C.

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